FORM 4
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


//  Check this                OMB APPROVAL
  box if no longer          OMB Number 3235-0287
  subject to Section        Expires:  May 31,
  16.  Form 4 or            1994
  Form 5 obligations        Estimated average
  may continue.             burden hours per
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Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940

1.   NAME AND ADDRESS OF REPORTING PERSON

  Johnson, Jr., John G.
  650 Twin Arch Road
  Bryn Mawr, PA 19010

2.   ISSUER NAME AND TICKER OR TRADING SYMBOL

  McWhorter Technologies, Inc.  NYSE:  MWT

3.   IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON
  (Voluntary)

4.   STATEMENT FOR MONTH/YEAR

  March 1998

5.   IF AMENDMENT, DATE OF ORIGINAL (month/year)

6.   RELATIONSHIP OF REPORTING PERSON TO ISSUER (Check all applicable)

  __X_ Director                          ____10% Owner

  ____ Officer  (give title below)       ____Other (specify below)


TABLE I -  NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
           OR BENEFICIALLY OWNED

1.   TITLE OF SECURITY:         Common Stock

2.   TRANSACTION DATE:          3/27/98

3.   TRANSACTION CODE:          P

4.   SECURITIES ACQUIRED (A)
     OR DISPOSED OF (D):        200 (A)  Price: 24.875

5.   AMOUNT OF SECURITIES
     BENEFICIALLY OWNED AT
     END OF MONTH:              2,425

6.   OWNERSHIP FORM:
     DIRECT (D) OR INDIRECT (I): D

7.   NATURE OF INDIRECT
     BENEFICIAL OWNERSHIP:


TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
           OR BENEFICALLY OWNED (e.g., puts,
           calls, warrants, options, convertible securities)

1.   TITLE OF DERIVATIVE SECURITY:

2.   CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY:

3.   TRANSACTION DATE:

4.   TRANSACTION CODE:

5.   NUMBER OF DERIVATIVE SECURITIES ACQUIRED (A) OR
     DISPOSED OF (D):

6.   DATE EXERCISABLE AND EXPIRATION DATE:

7.   TITLE AND AMOUNT OF UNDERLYING SECURITIES:

8.   PRICE OF DERIVATIVE SECURITY:

9.   NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED
     AT END OF MONTH:

10.  OWNERSHIP FORM OF DERIVATIVE SECURITY:  DIRECT (D) OR
     INDIRECT (I):

11.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP:

EXPLANATION OF RESPONSES:

                          /s/ Susanne Riley              4/3/98
                  ** Signature of Reporting Person        Date
                         for John G. Johnson, Jr.

** Intentional misstatements or omission of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.